NEWS RELEASE Xcel Energy Media Relations 414 Nicollet Mall, 7th floor Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com

February 5, 2016

Xcel Energy Executive Vice President and Chief Financial Officer Teresa S. Madden to Retire

Xcel Energy Inc. (XEL) today announced that Teresa S. Madden will retire during the second quarter, 2016. Madden, 59, has been executive vice president and chief financial officer for Xcel Energy Inc. and its subsidiaries since September 2011. Over her 36-year career, Madden has held a variety of roles, including controller and vice president of finance for Customer and Field Operations for Xcel Energy and its predecessor companies.

“Teresa has been a great asset to Xcel Energy and she leaves the company in a strong position,” said Ben Fowke, chairman, president, and CEO. “Over her tenure as CFO, we built a strong balance sheet, always met or exceeded our earnings guidance, and increased our market capitalization by $7.8 billion. As a result, we have a tremendous platform for continued growth, positioning us well for the future. I am grateful for her many contributions and leadership in making Xcel Energy what it is today.”

“I am proud to have played a role in Xcel Energy’s success,” said Madden. “Discipline and focus are the hallmarks of our investment strategy, and we deliver great value for our investors while keeping prices affordable for customers. I am proud of that track record and grateful for the opportunities I have had to grow professionally in the ever-changing energy industry.”

“Xcel Energy is in a great position for continued success,” Madden continued. “I have personally benefited from the opportunity to mentor women and develop new talent in the company. While I look forward to a retirement filled with travel and time with family and friends, I take with me a great deal of satisfaction for what we have accomplished.”

Xcel Energy has retained a firm to undertake a search for a successor and will be considering both internal and external candidates. The company expects an orderly transition to Madden’s successor.

Xcel Energy (NYSE: XEL) provides the energy that powers millions of homes and businesses across eight Western and Midwestern states. Headquartered in Minneapolis, the company is an industry leader in responsibly reducing carbon emissions and producing and delivering clean energy solutions from a variety of renewable sources at competitive prices. For more information, visit www.xcelenergy.com or follow us on Twitter and Facebook.

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